Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Waccamaw Bankshares, Inc. and Subsidiary
Whiteville, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-107299, 333-126235, and 333-153327) on Form S-8 of Waccamaw Bankshares, Inc. and Subsidiary (the “Company”) of our report dated March 31, 2009 with respect to the consolidated financial statements, which report appears in the Company’s 2008 Annual Report on Form 10-K. Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Emerging Issues Task Force Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.

Raleigh, North Carolina
March 31, 2009